                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Imperial Holly Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

            [LETTERHEAD OF IMPERIAL HOLLY CORPORATION APPEARS HERE]

I.H. KEMPNER, III
CHAIRMAN
                                          June 16, 1997

Dear Fellow Shareholder:

  This year the Annual Meeting of Shareholders will be held on Friday, July 25, 1997 at 9:00 a.m. at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas 77478. You are cordially invited to attend.

  At the meeting, we will elect six directors and act on the selection of auditors.

  Your Board of Directors joins me in urging you to attend to hear a report on the Company's progress during the past year and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

                                          Sincerely,

                                   [SIGNATURE OF I.H. KEMPNER, III APPEARS HERE]

        ONE IMPERIAL SQUARE . P.O. BOX 9 . SUGAR LAND, TEXAS 77487-0009

                          IMPERIAL HOLLY CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JULY 25, 1997

To the Shareholders of Imperial Holly Corporation:

  The Annual Meeting of Shareholders of Imperial Holly Corporation (the "Company") will be held at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas 77478, on Friday, July 25, 1997, at 9:00 a.m., for the following purposes:

    (1) to elect six directors;

    (2) to consider and act upon a proposal to ratify the appointment of the firm Deloitte & Touche LLP, independent certified accountants, as auditors of the Company for its fiscal year ending March 31, 1998; and

    (3) to transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on June 2, 1997 are entitled to notice of and to vote at the meeting.

  The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your stock be represented at the meeting.

 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                                          By Order of the Board of Directors

                                          William F. Schwer
                                          Secretary

Sugar Land, Texas
June 16, 1997

                          IMPERIAL HOLLY CORPORATION

                              ONE IMPERIAL SQUARE
                            SUGAR LAND, TEXAS 77478

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF SHAREHOLDERS

  The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Holly Corporation (the "Company") to be voted at the 1997 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by telegraph or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at a fee estimated not to exceed $4,500, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This Proxy Statement and the accompanying proxy are being mailed to shareholders beginning on or about June 16, 1997.

  All duly executed proxies will be voted in accordance with the instructions thereon. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Company, unless the person granting such proxy votes in person.

  Unless otherwise indicated on the proxy, shares will be voted by the persons named on the accompanying proxy as follows:

  (a) for the election of the six directors named below; and

  (b) for ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.

  The majority of the outstanding shares of Common Stock, without par value, of the Company ("Common Stock") entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked "Abstain" on a matter will be considered to be represented at the meeting for quorum purposes.

  Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes.")

  Directors are elected by a plurality of votes cast. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposal referred to in (b). Accordingly, abstentions applicable to shares represented at the meeting will have the same effect as no votes and broker non-votes will have no effect on the outcome.

  Pursuant to an Investor Agreement dated August 29, 1996 between the Company, Greencore Group PLC, and Earlsfort Holdings B.V. (collectively, the "Investor"), the Investor, who currently holds approximately 27% of the Common Stock outstanding, agrees to vote in the manner recommended by the Board of Directors with respect to the election of Directors. So long as the Investor owns at least 15% of the outstanding voting stock, the Investor has the right to designate two nominees for election as Directors, currently Mr. Dilger and Mr. O'Sullivan.

  The persons named in the accompanying proxy may act with discretionary authority should any nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

  At the close of business on June 2, 1997, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding 14,250,293 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held. Cumulate voting is not allowed.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 1997 Annual Meeting, the terms of office of the Class III directors will extend until the Annual Meeting of Shareholders in 2000 (and until their successors are qualified). The terms of office of the Class II directors extend until the Annual Meeting of Shareholders in 1999 and the terms of office of the Class I directors extend until the Annual Meeting of Shareholders in 1998 (and, in each case, until their successors are qualified). At the 1997 Annual Meeting, it is proposed to elect Ann O. Hamilton, Harris L. Kempner, Jr., H. E. Lentz, Kevin C. O'Sullivan, and Fayez Sarofim as directors in Class III and Gerald Grinstein as a director in Class II. All of the nominees are currently serving as directors of the Company.

  A.M. Bartolo, a director of the Company since 1970, resigned as a Class II Director to become a Director Emeritus in October 1996.

NOMINEES

  Set forth below is certain information concerning the six nominees for election as directors at the 1997 Annual Meeting, including the business experience of each during the past five years and the age of each nominee on June 2, 1997.

  GERALD GRINSTEIN, a director of the Company since October 1996, served as Chairman and Chief Executive Officer of Burlington Northern Inc., a diversified company in railroads and other businesses, from 1990 until September 1995 and served as Chairman until his retirement on December 31, 1995. Mr. Grinstein, age 64, is also a director of Delta Air Lines, Inc., Browning Ferris Industries, Inc. and Sundstrand Corporation.

  ANN O. HAMILTON, a director of the Company since 1974, was with the World Bank in Washington, D.C. from 1970 until her retirement on December 31, 1995. Mrs. Hamilton, age 60, was Senior Adviser to the Vice President, South Asia Region, in 1995. She was Director of the Bangladesh, Bhutan & Nepal Department from 1993 to 1994, and Director of the Population & Human Resources Department from 1987 to 1992.

  HARRIS L. KEMPNER, JR., a director of the Company since 1966, has been President of Kempner Capital Management, Inc., an investment advisory firm, since 1982 and a trustee of the H. Kempner Trust Association since 1967. He served as Chairman of the Board of United States National Bank from 1988 to 1993 when he became Chairman Emeritus. Mr. Kempner, age 57, is a director of TNP Enterprises, Inc. and American Indemnity Financial Corporation and an advisory director of Cullen/Frost Bankers, Inc.

  H. E. LENTZ has been a director of the Company since 1993. Mr. Lentz, age 52, has been a Managing Director of Lehman Brothers Inc., an investment banking firm, since 1993. Prior thereto, Mr. Lentz served as Vice Chairman of Wasserstein Perella & Co. from 1988 to 1993 and as Managing Director of Shearson Lehman Hutton, Inc. from 1984 to 1988. Mr. Lentz serves as a director of the Rowan Companies, Inc.

  KEVIN C. O'SULLIVAN has been a director of the Company since October 1996. Mr. O'Sullivan, age 55, is Chief Financial Officer of Greencore Group PLC, an Irish sugarbeet processing company. He has been a director of Greencore since January 1992. Prior thereto, Mr. O'Sullivan was Group Finance Director of Hillsdown Holdings plc, having previously held senior financial positions with other major UK companies.

  FAYEZ SAROFIM, a director of the Company since 1991, is President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm he founded in 1958. Mr. Sarofim, age 68, is currently a director of Allegheny Teledyne Corporation, Argonaut Group, Unitrin, Inc. and the Exor Group, S.A.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" GERALD GRINSTEIN, ANN O. HAMILTON, HARRIS L. KEMPNER, JR., H. E. LENTZ, KEVIN C. O'SULLIVAN AND FAYEZ SAROFIM AS DIRECTORS.


CONTINUING DIRECTORS

  Set forth below is certain information concerning the eight directors of the Company whose present terms of office will continue until 1998 or 1999, including the business experience of each during the past five years and the age of each director on June 2, 1997.

Directors in Class I
(Terms Expiring at the 1998 Annual Meeting of Shareholders)

  JOHN D. CURTIN, JR. has been a Director of the Company since 1993. Mr. Curtin has been Chairman and Chief Executive Officer of Aearo Corporation (formerly Cabot Safety Corporation), a worldwide manufacturer and supplier of personal protection equipment, since May 1994 and was Executive Vice President and a director of Cabot Corporation, a specialty chemicals and materials company and manufacturer of carbon black, until July 1995. Mr. Curtin served from 1989 to 1992 as Chief Financial Officer of Cabot Corporation. Mr. Curtin, age 64, is a Director of Eastern Enterprises, Inc.

  I. H. KEMPNER, III has been Chairman of the Board of Directors of the Company since 1971 and was first elected a director of the Company in 1967. He became Chairman of the Executive Committee in 1978. Mr. Kempner joined the Company in 1964 and served in various executive capacities prior to his election as Chairman of the Board. Mr. Kempner, age 64, is Chairman of the Board of Directors of the Houston Branch of the Federal Reserve Bank of Dallas.

  JAMES C. KEMPNER, a director since 1988, was appointed President and Chief Executive Officer of the Company in 1993. Mr. Kempner, age 57, is also the Chief Financial Officer, a position he has held since he joined the Company in 1988. In 1994, Mr. Kempner was elected President of Imperial Sugar Company, a position he had held previously. From 1988 to 1993, Mr. Kempner was an Executive Vice President of the Company. Mr. Kempner is also a Director of Bouygues Offshore S.A.

  DANIEL K. THORNE was elected a director of the Company in 1988. For more than the past five years, Mr. Thorne has been the President of Star Lake Cattle Company and Star Lake Properties, Inc., which are engaged in cattle and timber operations, and the President of Eagle Island Citrus Corporation, a citrus production operation. Mr. Thorne is age 45.

Directors in Class II
(Terms Expiring at the 1999 Annual Meeting of Shareholders)

  DAVID J. DILGER has been a director of the Company since October 1996. Mr. Dilger, age 41, is Chief Executive of Greencore Group PLC, an Irish sugarbeet processing company. He has been a director of Greencore since January 1992. Prior thereto, Mr. Diliger served as Chief Executive of Food Industries plc and previously held the position of Group Finance Director of Woodchester Investments plc. He is a member of the Board of the Michael Smurfit Graduate School of Business at University College Dublin.

  EDWARD O. GAYLORD, who has been a director of the Company since 1978, has been the President and a director of Gaylord & Company, Inc., a venture capital business, since 1988. Since January 1993, he has been Chairman of EOTT Energy Corporation, an oil trading and transportation company. Mr. Gaylord, age 65, is also a director of Seneca Foods Corporation, Stant Corporation, The Federal Reserve Bank of Dallas, Houston Branch and Kinder Morgan Energy Partners.

  ROGER W. HILL was appointed a Managing Director of the Company in 1995, and has been an Executive Vice President and a director of the Company and President and Chief Executive Officer of Holly Sugar Corporation ("Holly Sugar") since 1988, when Holly Sugar was acquired as a wholly owned subsidiary of the Company. Mr. Hill, age 57, joined Holly Sugar in 1963 and served in various capacities throughout his career.

  ROBERT L. K. LYNCH has been a director of the Company since 1990 and is Chairman of Yaga, Inc., a clothing manufacturer. Mr. Lynch is also Chairman of the Harris & Eliza Kempner Fund. Mr. Lynch, age 47, has been in the real estate restoration, development and management business since 1987 and has been a member of the City Council of Galveston since 1990. Mr. Lynch is a director of the United States National Bank, Galveston, Texas.

  Mr. I. H. Kempner, III and Mr. James C. Kempner are brothers and are first cousins of Mr. Harris L. Kempner, Jr. In addition, Mrs. Hamilton, Mr. Harris
L. Kempner, Jr., Mr. I. H. Kempner, III, Mr. James C. Kempner, Mr. Lynch and Mr. Thorne are each descendants of H. Kempner, a Galveston entrepreneur who died in 1894.

BOARD COMMITTEES AND MEETINGS

  The Company's Board of Directors has five standing committees: Executive, Audit, Executive Compensation, Nominating and Environmental. Except for the Executive Committee, the committees are composed of members who are not officers or employees of the Company or its subsidiaries. The membership and principal responsibilities of the committees are described below.

  At intervals between formal meetings, members of the Board and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

  During the 1997 fiscal year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and its committees on which the director served. The Board met four times during the 1997 fiscal year.

Executive Committee

Members: I. H. Kempner, III (Chairman)
         Edward O. Gaylord
         James C. Kempner

  The Executive Committee exercises the powers of the Board to manage the Company between meetings of the Board. The Executive Committee did not meet during the 1997 fiscal year.

Audit Committee

Members: Harris L. Kempner, Jr. (Chairman)
         Edward O. Gaylord
         Kelvin C. O'Sullivan
         Daniel K. Thorne

  The Audit Committee reviews with the Company's internal auditor and independent certified public accountants the scope and results of their audits, monitors the adequacy of the Company's system of internal controls and procedures, recommends to the board the selection of the independent certified public accountants and reviews the fees paid for services rendered by such accountants. During the 1997 fiscal year the Audit Committee met two times.

Executive Compensation Committee

Members: John D. Curtin, Jr. (Chairman)
         Edward O. Gaylord
         Gerald Grinstein
         H. E. Lentz

  The Executive Compensation Committee establishes the salaries, bonuses and other compensation for the Company's directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or in some cases recommends to the Board the Company's compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company's Stock Incentive Plan and administers the Company's incentive bonus plans. The Executive Compensation Committee met one time during the 1997 fiscal year.

Nominating Committee

Members: E. O. Gaylord (Chairman)
         John D. Curtin, Jr.
         David J. Dilger
         H. E. Lentz

  The Nominating Committee recommends to the Board persons to be proposed by the Board for election as directors. The Nominating Committee is also authorized to address director compensation issues and the terms of service of directors. The Nominating Committee will consider nominees recommended by shareholders. Shareholders may submit any such nomination to the Chairman of the Nominating Committee in care of the Company at the address listed on the first page of this Proxy Statement.

Environmental Committee

Members: Robert L. K. Lynch (Chairman)
         A. M. Bartolo

  The Environmental Committee oversees all aspects of the Company's environmental policy and compliance with the policy, including the adequacy of management's programs for implementing the environmental policy. The Committee reviews, reports on and makes recommendations to the Board regarding the policy. The Environmental Committee met two times during the 1997 fiscal year.

DIRECTOR REMUNERATION

  Pursuant to the Nonemployee Director Compensation Plan approved at the 1996 Annual Meeting of Shareholders, directors who are not employees of the Company are compensated for their annual retainer, currently $18,000, in the form of shares of Common Stock, rather than cash. The number of shares awarded on the annual election of directors is equal to 167% of the otherwise applicable cash annual retainer, divided by the fair market value per share of Common Stock on the date of such annual election. These shares are subject to restrictions on sale or other transfer, and cannot be sold or transferred until the earliest of a director's death, disability, cessation of status as a director or the occurrence of a change in control of the Company. Previously, the annual retainer was paid monthly in cash.

  Additionally, each director of the Company who is not an officer of the Company receives $1,000 for each Board meeting attended. Each such director who serves on a committee currently receives $1,000 for each committee meeting attended if the meeting is not held on the same day as a Board meeting. Each director is also reimbursed by the Company for travel expenses incurred in connection with attendance at Board or committee meetings or other business of the Company.

  Under the Company's 1989 Nonemployee Director Stock Option Plan, each director of the Company who is not an employee of the Company is automatically granted an option on the later of (i) July 27, 1989 or (ii) the date the director becomes a director of the Company. Each option permits the optionee to purchase 1,500 shares of Common Stock at an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date the option is granted. Options granted under the Nonemployee Director Stock Option Plan are not exercisable until the optionee has completed three years of service as a director of the Company. In the event of a "change in control" of the Company (as defined in the Nonemployee Director Stock Option Plan), any unvested portion of the options will immediately become exercisable in full.

  An option to purchase 1,500 shares of Common Stock under the Nonemployee Director Option Plan was granted to Mr. Gerald Grinstein during the fiscal year ended March 31, 1997. No options were exercised during fiscal 1997.

  The Imperial Holly Corporation Retirement Plan for Nonemployee Directors is a non-qualified retirement plan providing monthly retirement benefits to retired directors of the Company who never served as employees of the Company. The plan provides for payments, commencing at the later of age 65 or retirement, equal to the retainer received by the director (or the cash equivalent thereof) at the date of the director's retirement for up to ten years after retirement (based on years of service) to a director who retires after completion of three years of service. Death benefits equal to 50% of the retirement benefit are paid to a surviving spouse.

  Mr. Dilger and Mr. O'Sullivan have declined to receive any remuneration for their services as directors.

EXECUTIVE COMPENSATION

  The following table and narrative sets forth the compensation of the chief executive officer and the other four most highly compensated executive officers during the 1997 fiscal year (collectively, the "named officers") for services rendered in all capacities during fiscal years 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                --------------------------------- -----------------------
                                                                          AWARDS
                                                                  -----------------------
                                                                              SECURITIES
                                                                  RESTRICTED  UNDERLYING
   NAME AND PRINCIPAL    FISCAL                    OTHER ANNUAL     STOCK    OPTIONS/SARS
        POSITION          YEAR   SALARY  BONUS(1) COMPENSATION(2)  AWARD(4)  (NUMBER)(5)
   ------------------    ------ -------- -------- --------------- ---------- ------------
James C. Kempner........  1997  $354,024 $316,701     $   (3)      $242,046          0
 President, Chief
 Executive Officer,       1996   354,024        0     57,403              0          0
 Chief Financial Officer  1995   343,512        0         (3)             0          0
 and President, Imperial
 Sugar Company
Roger W. Hill...........  1997   284,448  128,947         (3)       150,045          0
 Managing Director and
 President,               1996   284,448        0     58,140              0          0
 Holly Sugar Corporation  1995   273,936        0     45,552              0          0
Peter C. Carrothers.....  1997   166,800  230,700         (3)       155,316          0
 Managing Director        1996   166,800    8,340     28,051              0     20,000
                          1995   135,639        0         (3)             0     15,000
William F. Schwer.......  1997   175,008  222,492        (3)        155,316          0
 Managing Director and
 Secretary                1996   175,008    8,750     24,954              0     28,000
                          1995   155,994        0         (3)             0          0
John A. Richmond........  1997   155,750  165,500        (3)        109,893          0
 Managing Director        1996   134,600        0     25,319              0      8,000
                          1995   130,008        0         (3)             0          0

--------
(1) Bonuses paid in fiscal 1997 and fiscal 1996 were pursuant to the Company's Performance Incentive Plan and include, in fiscal 1997, a relocation bonus of $28,945 for Mr. Hill and $15,500 for Mr. Richmond.

(2) Amounts are primarily payments under the Company's vacation policy and for taxes due on perquisites. Monetary service awards, which are earned on every fifth anniversary of employment, are also included when paid. Mr. James C. Kempner's fiscal year 1996 compensation included $8,361 payment for taxes due on perquisites, a $8,370 automobile allowance, a $23,465 disability insurance policy premium and $13,525 for a bargain vehicle purchase. Mr. Hill's fiscal 1996 other annual compensation included $10,940 in vacation pay, a $5,325 payment for taxes due on perquisites, a $23,355 disability insurance premium and $13,525 for a bargain vehicle purchase. Mr. Hill's fiscal year 1995 other annual compensation included $10,401 in vacation pay, and a $21,195 disability insurance policy premium. Mr. Carrothers' fiscal year 1996 other annual compensation included a $7,500 automobile allowance and a moving allowance of $11,142. Mr. Schwer's fiscal year 1996 other annual compensation included $2,019 in vacation pay, a $3,196 payment for taxes on perquisites, a $2,753 automobile allowance and $13,525 for a bargain vehicle purchase. Mr. Richmond's fiscal 1996 other annual compensation included $3,882 in vacation pay, a $1,794 payment for taxes on perquisites, an $4,780 automobile allowance and $13,525 for a bargain vehicle purchase.
(3) Amount is less than $50,000 or 10% of the sum of salary and bonus.
(4) On May 1, 1997, 86,811 shares of restricted stock valued at $911,516 ($10.50 per share, based on the market price on May 1, 1997), were issued to six executive officers including the named officers. The restricted stock vests three years from date of grant; dividends, if declared, are payable on restricted stock.
(5) No options granted include SARs.

  The following table sets forth certain information with respect to unexercised options held at March 31, 1997. No options were granted to or exercised by the named officers during fiscal 1997.

                       FISCAL YEAR-END OPTION/SAR VALUES

                             NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS
                            MARCH 31, 1997 (NUMBER)      AT MARCH 31, 1997(2)
                          ---------------------------- -------------------------
          NAME            EXERCISABLE(1) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            -------------- ------------- ----------- -------------
James C. Kempner.........     71,475        15,500      $245,597      $49,406
Roger W. Hill............     44,475         2,500       159,534        7,969
Peter C. Carrothers......     16,250        18,750        54,922       72,890
William F. Schwer........     20,000        22,750        45,390       91,456
John. A. Richmond........     10,700         6,750        37,353       26,953

--------
(1) The following options include tandem SARs with respect to one-third of the shares subject to the underlying option: 36,975 for Mr. James C. Kempner; 36,975 for Mr. R.W. Hill and 7,750 for Mr. W. F. Schwer.
(2) Calculated based upon the March 27, 1997 (the last day shares traded in March 1997) average of the high and low market price per share of $11.875 (as reported by the American Stock Exchange) less the exercise price per share, times the number of shares.

 Retirement Plan

  The Imperial Holly Corporation Retirement Plan (the "Retirement Plan") is a tax qualified benefit plan covering salaried (non-union) employees of the Company and its subsidiaries generally, including executive officers. The Company has also adopted a Benefit Restoration Plan for certain participants (including each of the named officers) to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Internal Revenue Code of 1986, as amended (the "Code"), reduce retirement benefits that would otherwise be payable under the Retirement Plan.

  The following table sets forth estimated annual benefits (before giving effect to Code limits) payable for eligible employees who retire at age 65 (normal retirement age) under the Retirement Plan.

                          TOTAL ANNUAL BENEFIT AMOUNT

                                             YEARS OF SERVICE
                          ------------------------------------------------------
FINAL AVERAGE                      10      15      20      25      30      35
-------------               5    ------- ------- ------- ------- ------- -------
150,000.................. 11,642  23,285  34,927  46,570  58,212  69,854  81,497
250,000.................. 19,892  39,785  59,677  79,570  99,462 119,354 139,247
350,000.................. 28,142  56,285  84,427 112,570 140,712 168,854 196,997
450,000.................. 36,392  72,785 109,177 145,570 181,962 218,354 254,747
550,000.................. 44,642  89,285 133,927 178,570 223,212 267,854 312,497
650,000.................. 52,892 105,785 158,677 211,570 264,462 317,354 370,247
750,000.................. 61,142 122,285 183,427 244,570 305,712 366,854 427,997
850,000.................. 69,392 138,785 208,177 277,570 346,962 416,354 485,747

  Effective for periods after January 1, 1997, compensation under the Retirement Plan is defined as salary, bonus, overtime and commissions as reported in the Summary Compensation Table above. For periods prior to January 1, 1997 compensation under the Retirement Plan was defined as taxable earnings, including salary, bonus and other annual compensation reported in the Summary Compensation Table above, as well as the taxable income realized on exercise of stock options and the value for federal income tax purposes of certain employee benefits and other perquisites. Compensation under the Benefit Restoration Plan for periods after August 1, 1994 is defined as authorized base pay plus bonus as reported in the Summary Compensation Table. Prior to August 1, 1994, compensation was defined in the same manner as the Retirement Plan.

  Annual benefits under the Retirement Plan are in addition to social security benefits for employees and are integrated with amounts payable pursuant to annuities distributed to participants in connection with benefits accrued as of the spin-off/termination of predecessors of the Retirement Plan. Benefits are defined in terms of five-year certain and life annuity; several other payment options are available to employees. Effective January 1, 1997, the Retirement Plan was amended to provide benefit levels reflected above which are based in part on social security covered compensation, which varies from year to year. The covered compensation used in the benefit amounts above reflects the level for an individual reaching social security retirement age in the current year. For purposes of the Retirement Plan, the years of service, as of March 31, 1997 for the named officers are as follows: Mr. James
C. Kempner (9), Mr. Hill (34), Mr. Carrothers (2), Mr. Schwer (8), and Mr. Richmond (23).

  The amounts shown above do not include benefits based on employee contributions that were permitted in prior years. The Retirement Plan does not currently allow employee contributions.

  Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the table above would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum upon the participant's retirement.

 Salary Continuation Plan

  The Company has agreed to provide lump-sum supplemental retirement and death benefits to participants (currently each of the named officers) in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the event of disability (as defined). If a participant's employment is terminated prior to retirement for any reason other than death, disability or cause (as defined), the participant will be entitled to receive, upon his attainment of age 55 if his termination is prior thereto, the actuarial equivalent (as defined) of the payment he would have received had he retired at age 62 (in certain cases, reduced according to a vesting schedule specified in the applicable agreement). The Salary Continuation Plan allows participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Executive Compensation Committee. No amounts will be due under the plan to a participant who is terminated for cause. The estimated amounts payable upon retirement at or after age 62 for each of the named officers are as follows:
$1,562,818 for Mr. James C. Kempner, $790,372 for Mr. Hill, $157,731 for Mr. Carrothers, $598,349 for Mr. Schwer and $254,942 for Mr. Richmond.

 Employment Agreements and Related Arrangements

  The Company has Employment Agreements expiring in July 1998, with each of Messrs. James C. Kempner, Hill and Schwer and expiring in October 1997 with Mr. Richmond. The Employment Agreements provide that the Company will employ the executive at an annual base salary not less than an amount specified in the Employment Agreement. If terminated by the Company for any reason other than a "Non-Salary Event" (cause (as defined), death or total and permanent disability (as defined)), the executive will be entitled to receive as liquidated damages the present value of the greater of his minimum base salary provided for in the Agreement, or the salary then being paid to him, for the remaining term of employment as if there had been no termination. If the named officer had been terminated as of March 31, 1997, payments under the Employment Agreements would have been $450,448 for Mr. James C. Kempner, $361,922 for Mr. Hill, $222,674 for Mr. Schwer and $94,456 for Mr. Richmond.

  The Company has Change of Control Agreements with eleven of its executive officers, including Mr. Carrothers. The Change of Control Agreements provide that in the event of an "Involuntary Termination of Employment" (as defined) during the period commencing on the effective date of a change in control (as defined) and ending one year after that date, the Employee shall be entitled to receive, within 30 days after the Employee's Involuntary Termination of Employment, a lump sum payment equal to three times the Employee's base amount (defined under Section 280G of the Code) minus $1.00. If a change of control had occurred and if there was an Involuntary Termination of Employment at March 31, 1997, the amount due under the Change of Control Agreement would have been $469,000 for Mr. Carrothers.

  The Company has Severance Pay Agreements with Messrs. James C. Kempner, Hill, Carrothers and Schwer and another executive officer. The Severance Pay Agreements provide that in the event of the executive officer's death or involuntary termination of employment (as defined) prior to his attaining age 65 but after a change in control of the Company (as defined), the executive officer or his beneficiary shall be entitled to receive a payment equal to the greater of (i) the product of one-fourth of the executive officer's average monthly salary over the preceding twelve months multiplied by the number of full years of service with the Company and its affiliates, or (ii) the total of the annual bonuses received during the 36 months preceding his death or involuntary termination of employment. If a change of control had occurred and if the service of the named officers had been terminated as of March 31, 1997 under the conditions described above, the amounts due under the Severance Pay Agreements would have been $316,701 for Mr. James C. Kempner, $201,484 for Mr. Hill, $239,040 for Mr. Carrothers and $231,242 for Mr. Schwer.

  The Company has understandings with Mr. I. H. Kempner, III providing that Mr. Kempner will provide consulting services to the Company concerning sugar industry related matters and that for such services the Company will pay Mr. Kempner a monthly retainer of $3,500 and a per diem amount for each day of travel on Company business. These arrangements expire on December 31, 1997.

  The Benefit Restoration Plan and the Salary Continuation Plan provide for full vesting of benefits in the event of a change in control of the Company (as defined). Payments may become due under the Severance Pay Agreements only after a change in control. Such plans and agreements provide that the aggregate present value of all "parachute payments" (within the meaning of Section 280G of the Code) shall not exceed one dollar less than three times the executive's "base amount" (within the meaning of Section 280G).

  The Company has established an Executive Benefits Trust which may be used to fund its obligations under certain otherwise unfunded benefit, retirement and deferred compensation plans providing benefits to executive officers of the Company in the event of a change in control.

                               ----------------

  The Report of the Executive Compensation Committee on Executive Compensation and the Shareholder Return Performance Graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report and graph by specific reference.

 Shareholder Return Performance Graph

  The following graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index for the last five fiscal years ending March 31. The graph assumes that the value of the investment in the Common Stock and each index was $1.00 at March 31, 1992 and that all dividends were reinvested on a quarterly basis.


                          [PROXY GRAPH APPEARS HERE]


                  IHK            S&P 500        S&P FOOD
                -------         --------        --------
        1992    $  1.00         $   1.00        $   1.00
        1993    $  1.02         $   1.12        $   1.07
        1994    $  0.72         $   1.10        $   0.96
        1995    $  0.72         $   1.24        $   1.12
        1996    $  0.72         $   1.60        $   1.37
        1997    $  0.92         $   1.88        $   1.65

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Executive Compensation Committee of the Board of Directors of Imperial Holly Corporation (the "Committee") bears the responsibility for decisions pertaining to compensation matters of the Company's Chief Executive Officer and the officers of the Corporation. The Committee monitors competitive markets with the use of outside experts, and reviews the effectiveness of current plans and formalizes plans associated with compensation matters and reports these items to the Board. The Committee also serves in an advisory capacity for the non-executive positions which cover salary administration policy, employee development and related strategic pay and performance issues. An independent compensation consultant advises the Committee on market compensation practices, providing both quantitative and qualitative information on industry peers as well as comparably sized companies.

  In its capacity of monitoring and administering performance management programs for the executive staff, the Committee reviews and reports to the Board the annual plan for incremental salary increases, promotions, incentives and stock awards. This role may include any mid-year compensation issues pertaining to executive staffing or status change issues as may be presented by the Chief Executive Officer. The Chief Executive Officer works with the Committee and provides details on recommended salary actions for his subordinates, for annual incentive plan targets and for specific stock awards for his staff. The Committee independently reviews the performance of the Chief Executive Officer.

 Compensation Program for Company Executives

  The Company's executive compensation program, as implemented and overseen by the Committee, reflects a policy which attempts to retain and motivate key members of management. This objective is enabled by the sum of the compensation elements of base pay, annual incentive and long term compensation.

  Base salaries: Base salaries are intended to be competitive. The Chief Executive Officer has developed a flat infrastructure of general management to run the diverse functions of administration, finance, legal, agricultural operations, marketing and sales and plant operations. The base pay levels for the senior management staff are slightly below the market average for jobs of similar scope among similarly capitalized firms in the food products and services industry.

  Annual incentive: Annual bonus plan values from the Company's Executive Officer Bonus Plan established for fiscal year 1997 were constructed to provide market average total compensation potential, upon achievement of targeted earnings criteria established in the beginning of the fiscal year. The bonus plan provides for second quartile pay opportunities in the event the incentive plan's stretch target earnings were achieved. The bonus plan contains provisions to pay, at the discretion of the Committee, any bonus payment beyond the target bonus in restricted stock. The Company's earnings performance for fiscal year 1997 was such that an award level between target and stretch was attained. As such, incentive plan earnings beyond target were paid in part by the restricted stock awards enumerated in the Summary Compensation Tables above. The plan contains provisions to allow for discretionary bonuses for exemplary activities.

  Long term Incentives: The compensation plans of the Company have historically and are expected to continue to rely on non-qualified stock options and other forms of stock based compensation to provide capital accumulation opportunities commensurate with its shareholders.

  During fiscal 1997, no stock options were granted to the named executive officers. The Committee will continue to monitor the effectiveness of the existing options in light of available options, previous allocations to the plans and the potential value of future awards and make recommendations to the Board and shareholders for additional stock for long term incentives when appropriate.

 Compensation of the Chief Executive Officer

  The Committee administers the compensation programs of Mr. James C. Kempner consistent with the objectives enumerated for the executive group. Mr. Kempner's compensation is targeted to be at or near the market average for the top-paid executive in similarly capitalized companies in the foods products and services industry. Mr. Kempner was granted an increase of $45,984 to a salary of $400,008, effective April 1, 1997.

  The fiscal year 1997 Officer Bonus Plan funded bonuses for the Company's senior executives as described above, including the Chief Executive Officer. Earnings objectives of the bonus plan are earnings per share, and the Committee has the discretion to pay out more or less based or factored upon individual performance. Based on the Company's significantly improved performance, the 1997 bonus paid Mr. Kempner was comprised of $316,701 in cash plus 23,052 shares of restricted stock.

  Section 162(m) of the Code does not allow the deduction of certain compensation to any covered employee in excess of $1 million per year, unless the compensation meets certain standards for performance-based compensation. The Committee believes that the Company's stock options currently qualify as performance-based compensation. The Committee does not anticipate that any executive officer will receive other compensation in excess of the limit during fiscal 1998. Therefore, the Committee did not take any action concerning the limit during fiscal 1997. The Committee will continue to monitor this situation and will take appropriate action if warranted in the future.

                                          THE EXECUTIVE COMPENSATION COMMITTEE
                                           John D. Curtin, Jr., Chairman
                                           Edward O. Gaylord
                                           Gerald Grinstein
                                           H. E. Lentz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Gaylord is a member of the Executive Compensation Committee. In 1989, the Company became one of the limited partners of ChartCo Terminal, L.P. ("ChartCo") upon the formation thereof and made a capital contribution of $1,000,000 to ChartCo. A company owned by Mr. Gaylord is the general partner of ChartCo, which owns an interest in a fuel oil terminal in Houston, Texas. The percentage interests of the partners in ChartCo are in proportion to their respective capital contributions.

  In 1991, the Company entered into an interest rate swap with Lehman Brothers Inc. which continued until October 1996. Mr. Lentz, who was elected a director of the Company in December 1993, became a Managing Director of Lehman Brothers Inc. in March 1993. In 1996, Mr. Lentz became a member of the Executive Compensation Committee.

SECURITY OWNERSHIP

 Security Ownership of Certain Beneficial Owners

  The following table sets forth certain information with respect to persons known by the Company to be beneficial owners of 5% or more of the Common Stock based upon reports filed by such persons with the Securities and Exchange Commission. Unless otherwise indicated, these persons have sole voting and investment power over the shares of Common Stock listed below.

                                                           BENEFICIAL OWNERSHIP
                                                             OF COMMON STOCK
                                                           --------------------
                                                            NUMBER   PERCENTAGE
                                                           OF SHARES  OF CLASS
                                                           --------- ----------
Greencore Group PLC....................................... 3,800,000   26.7%
 St. Stephen's Green House
 Earlsfort Terrace
 Dublin 2, Ireland
Harris K. Weston (1)(3)................................... 1,347,563    9.5%
 Dinsmore & Shohl
 1900 Chemed Center
 255 East 5th Street
 Cincinnati, Ohio 45202
I. H. Kempner, III(1)(2)(5)(10)...........................   715,713    5.0%
 P.O. Box 25
 Sugar Land, Texas 77487-0025
United States National Bank(8)............................ 1,876,711   13.2%
 P.O. Box 179
 Galveston, Texas 77553

 Security Ownership of Management

  The following table sets forth certain information with respect to the ownership of Common Stock as of June 2, 1997 of each director of the Company, each of the named officers and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of Common Stock listed below.

                                                           BENEFICIAL OWNERSHIP
                                                             OF COMMON STOCK
                                                           --------------------
                                                            NUMBER   PERCENTAGE
NAME                                                       OF SHARES  OF CLASS
----                                                       --------- ----------
Peter C. Carrothers(5)(6).................................    33,800       *
John D. Curtin, Jr.(5)....................................     5,676       *
Edward O. Gaylord.........................................    16,476       *
Gerald Grinstein..........................................         0       *
Ann O. Hamilton(2)(7).....................................   358,841     2.5%
Roger W. Hill(5)(6).......................................    68,298       *
Harris L. Kempner, Jr.(1)(9)..............................   454,478     3.2%
I. H. Kempner, III(1)(2)(5)(10)...........................   715,713     5.0%
James C. Kempner(1)(5)(6)(11).............................   538,794     3.8%
H. E. Lentz...............................................    16,676       *
Robert L. K. Lynch(2)(12).................................   411,838     2.9%
John A. Richmond(5)(6)....................................    28,830       *
Fayez Sarofim.............................................   678,676     4.8%
William F. Schwer(5)(6) ..................................    38,221       *
Daniel K. Thorne(2)(4)....................................   693,252     4.9%
All directors and executive officers as a group (25 per-
 sons)(5)(6).............................................. 3,074,580    21.6%

--------
  * Percentage of shares of Common Stock beneficially owned does not exceed 1% of the class.
 (1) Includes 332,363 shares of Common Stock owned by the H. Kempner Trust Association, over which I. H. Kempner, III, James C. Kempner, Harris L. Kempner, Jr. and Harris K. Weston share voting power and investment power as co-trustees with one other co-trustee.
 (2) Includes 134,187 shares of Common Stock owned by the Harris and Eliza Kempner Fund, a charitable foundation, as to which Ms. Hamilton, Mr. I.
     H. Kempner, III, Mr. Lynch and Mr. Thorne share voting power and investment power as co-trustees along with other trustees.
 (3) Includes 2,700 shares of Common Stock held by Mr. Weston's wife and 46,800 shares of Common Stock held by Mr. Weston's daughters. Mr. Weston disclaims beneficial ownership as to such shares. Also includes 106,200 shares of Common Stock owned by Mr. Weston as trustee for two trusts for the benefit of Mr. Weston's daughters and 396,000 shares of Common Stock owned by Mr. Weston as trustee of three charitable annuity lead trusts, as to all of which shares Mr. Weston disclaims beneficial ownership.
 (4) Includes 327,142 shares of Common Stock owned by a testamentary trust as to which Mr. Thorne is the sole beneficiary and a co-trustee. Also includes 166,947 shares owned by the Alan Pryce-Jones Trust, of which Mr. Thorne is a co-trustee and 18,722 shares owned by the Daniel K. Thorne Foundation of which Mr. Thorne is President. Also includes 875 shares owned by his wife of which Mr. Thorne disclaims beneficial ownership.
 (5) Includes shares subject to stock options exercisable within 60 days as follows: Mr. I. H. Kempner, III, 81,425 shares; Mr. Carrothers, 16,250 shares; Mr. Curtin, 750 shares; Mr. Hill, 44,475 shares; Mr. James C.

     Kempner, 71,475 shares; Mr. W. F. Schwer, 20,000 shares; and Mr. Richmond 10,700 shares and all directors and executive officers as a group, 288,857 shares.
 (6) Includes restricted shares as follows: Mr. Carrothers 14,792; Mr. Hill 14,290; Mr. James C. Kempner, 23,052; Mr. Richmond, 10,466; Mr. Schwer 14,792 and all executive officers as a group, 86,811 shares.
 (7) Includes 49,072 shares of Common Stock owned by a testamentary trust as to which Mrs. Hamilton is successor trustee and has voting and investment power.
 (8) Consists of 1,876,711 shares of Common Stock which United States National Bank holds as trustee of various trusts for descendants of H. Kempner, including the 188,891 shares listed in Note 12 but not including any shares that are held in nominee form for others. United States National Bank has sole voting power over 1,876,261 shares. The information given is based on a Statement on Form 4 filed by the shareholder with the Securities and Exchange Commission and other information furnished by the shareholder.
 (9) Includes 6,420 shares of Common Stock held by Mr. Kempner's wife, as to which he shares voting and investment power. Mr. Kempner disclaims beneficial ownership as to such shares.
(10) Includes 4,443 shares of Common Stock held by Mr. Kempner's wife, as to which Mr. Kempner disclaims beneficial ownership.
(11) Includes 6,750 shares of Common Stock owned by a trust of which Mr. Kempner is a beneficiary.
(12) Includes 188,891 shares of Common Stock owned by a testamentary trust as to which Mr. Lynch is the income beneficiary and has a power of appointment. Mr. Lynch does not have voting or investment power with respect to such shares. Also includes 45,367 shares of Common Stock held by a revocable trust for the benefit of Mr. Lynch's sister to which Mr. Lynch is co-trustee and shares voting and investment power with two other co-trustees. Mr. Lynch disclaims beneficial ownership over the shares held in trust for his sister.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based on a review of Forms 3 and 4 and amendments thereto filed during fiscal 1997 and Forms 5 and amendments thereto, or written representations that no Form 5s were required, the Company believes that during fiscal 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met.

OTHER INFORMATION

  Fayez Sarofim & Co. acts as an investment advisor to the Company, the Retirement Plan and other employee benefit plans maintained by the Company. During fiscal 1997, Fayez Sarofim & Co. received approximately $315,000 for such services. Fayez Sarofim, a director, is Chairman of the Board, President and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co.

               PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has approved and recommended the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company's financial statements for the year ending March 31, 1998. Deloitte & Touche LLP has served as auditors for the Company for over 25 years. Neither such firm nor any of its associates has any relationship with the Company except in their capacity as auditors.

  A representative of Deloitte & Touche LLP is expected to attend the 1997 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1998.


                                 OTHER MATTERS

  A copy of each of the Company's Annual Report to Shareholders and the Company's Annual Report on Form 10-K, including financial statements for the fiscal year ended March 31, 1997, accompany this Proxy Statement but are not a part of the proxy soliciting material.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Company's 1998 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this Proxy Statement) no later than February 14, 1998 to be eligible for inclusion in the Company's proxy material relating to that meeting.

 REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.


                                          By Order of the Board of Directors
                                          William F. Schwer
                                          Secretary

                          IMPERIAL HOLLY CORPORATION

                      1997 ANNUAL MEETING OF SHAREHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints I.H. Kempner, III, James C. Kempner and Roy E. Henderson, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Holly Corporation (the "Company") that the undersigned would be entitled to vote, with all powers that the undersigned would possess if personally present, at the 1997 Annual Meeting of Shareholders of Imperial Holly Corporation to be held on July 25, 1997 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournments thereof, all as set forth in the accompanying Proxy Statement.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED ON THE REVERSE. A majority (of if only one, then that one) of the proxies or substitutes acting at the meeting, or at any adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned.


                   (Continued, and to be signed and dated, on the reverse side.)

                   IMPERIAL HOLLY CORPORATION
                   P.O. BOX 11110
                   NEW YORK, N.Y. 10203-0110

-------------------------------------------------------------------------------------------------------------------------------
[ ]
1. To elect six directors     FOR all nominees  [x]   WITHHOLD AUTHORITY to  [x]    *EXCEPTIONS   [x]
   to serve for the terms     listed below            vote for all nominees
   set forth in the proxy                             listed below.
   statement.

Nominees: Gerald Grinstein, Ann O. Hamilton, Harris L. Kempner, Jr., H.E. Lentz, Kevin C. O'Sullivan, Fayez Sarofim
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT
               NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

*Exceptions _______________________________________________________________________________________________________

2. To consider and act upon a proposal to                           3. To transact such other business as may
   ratify the appointment of the firm                                  properly come before the meeting or any
   Deloitte & Touche LLP, independent certified                        adjournment thereof.
   public accountants, as auditors of the
   Company for its fiscal year ending
   March 31, 1998.

FOR [x]    AGAINST [x]     ABSTAIN [x]


                                                                                      Change of Address and
                                                                                      or Comment Mark Here     [x]

                                                                    Please sign exactly as name or names appear on the proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or corporate officer, please give full title.

                                                                    DATED:______________________________________________, 19____

                                                                    SIGNED _____________________________________________________

                                                                    ____________________________________________________________

                                                                                                   VOTES MUST BE INDICATED
PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.                  (x) IN BLACK OR BLUE INK.   [x]